EXHIBIT 10.10

Compensation of Non-Employee Directors

Compensation for our directors is discretionary and is reviewed from time to time by our Board of Directors. Any determinations with respect to Board compensation are made by our Board of Directors. On February 28, 2022, we adopted the following compensation plan for our independent directors who serve on our Board: a quarterly stipend of $7,500, with $5,000 and $2,500 payable in Company stock issued in arrears and cash, respectively. Additionally, the chair of our audit committee receives an additional quarterly stipend of $2,500 payable in cash. All directors are also entitled to reimbursement for travel expenses for attending director meetings.